Exhibit 99.2

VWE MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND

RESULTS OF OPERATIONS

The following discussion and analysis provides information which VWE’s management believes is relevant to an assessment and understanding of VWE’s consolidated results of operations and financial condition. This discussion may contain forward-looking statements based upon current expectations that involve risks, uncertainties, and assumptions. Our actual results may differ materially from those anticipated in these forward-looking statements as a result of various factors, including those set forth under “Risk Factors” in this Current Report on Form 8-K or in other parts of this Current Report on Form 8-K. Unless the context otherwise requires, references in this “VWE Management’s Discussion and Analysis of Financial Condition and Results of Operations” to “VWE”, “we”, “us”, “our” and “the Company” are intended to mean the business and operations of Vintage Wine Estates, Inc. and its consolidated subsidiaries.

Overview

VWE

VWE is a leading vintner in the United States, offering a collection of wines produced by award-winning, heritage wineries, popular lifestyle wines, innovative new wine brands, packaging concepts, as well as craft spirits. Since its founding over 20 years ago, VWE has grown organically through wine brand creation and through acquisitions to become the 15th largest wine producer based on cases of wine shipped in California. VWE has completed and integrated 20 acquisitions in the past 10 years, and completed 10 acquisitions in the past 5 years. VWE generally acquires the brands and inventories of a targeted business, eliminating redundant corporate overhead. VWE then integrates the acquired assets into its highly efficient production and distribution networks, quickly increasing the sales and margins of the acquired business.

VWE currently owns nine winery estates and leases three winery estates. VWE owns or controls over 900 acres of planted vineyards located in the premier winegrowing regions of the United States. These properties extend from the Central Coast of California to storied appellations in Napa Valley and Sonoma County, north to Oregon and Washington. VWE obtains fruit for its wines from owned and leased vineyards, as well as other sources.

VWE’s growth has allowed it to reinvest in its business and create the scale and infrastructure needed to successfully manage a variety of different wine brands and channels. VWE’s owned winery facilities have the current capacity to produce up to 7 million cases of wine per year. VWE is in the process of completing a $45 million investment into its Ray’s Station production facility, which, when completed, will have total plant capacity to bottle over 13.5 million cases annually and a 364,000 square foot warehouse and storage center. Additional bottling capacity is expected to be used for VWE’s products, including approximately 2 million cases which it currently bottles off-site, and is anticipated to allow VWE to further expand its bottling and fulfillment services offered to third parties on a contract basis. The additional capacity of the bottling facility may not initially be fully utilized but provides VWE with capacity consistent with its growth plans. VWE’s scale and consolidated operations is expected to enable it to increase margins of the businesses that it acquires, providing accretive value promptly after the acquisition. VWE intends to continue to grow the business organically and through acquisition, with a view towards making two to three acquisitions per year over the next five years.

In addition to VWE’s organic growth, VWE has grown, and expects to continue to grow, its business through acquisitions. These acquisitions have allowed VWE to increase its vineyard assets, enter into attractive new wine regions outside of California and expand its portfolio of brands.

VWE has historically targeted a significant increase in the target company’s EBITDA within three years of the acquisition. To achieve these results, VWE’s acquisitions are subject to a rigorous, data-driven, due diligence and underwriting process, to assure that minimum financial thresholds can be satisfied in each transaction. In accordance with GAAP, the results of the acquisitions VWE has completed are reflected in VWE’s consolidated financial statements from the date of acquisition. VWE typically incurs minimal transaction costs in connection with identifying and completing acquisitions and ongoing integration costs as it integrates acquired companies and seeks to achieve synergies.

VWE’s Segments

VWE reports its results of operations through the following segments: Wholesale, B2B (private label wines and custom winemaking services), DTC and Other. A description of VWE’s segments follows:

Wholesale

VWE’s wholesale segment represented approximately 45.0% and 33.8% of its consolidated net revenues for the three and nine months ended March 31, 2021, respectively. VWE’s wholesale operations generate revenue from products sold to distributors, who then sell them to off-premise retail locations such as grocery stores, specialty and multi-national retail chains, as well as on-premise locations such as restaurants and bars.

VWE has longstanding relationships with its vast distribution network and marketing companies, including with industry leaders such as Deutsch Family Wine and Spirits, Republic National Distributing Company and Southern Glazer’s Wine & Spirits. Through these relationships, VWE’s products are sold in all 50 states and in 37 countries outside the United States. In addition to its geographical reach, as of June 2021, VWE’s products are available for purchase at 33,605 off-premise locations, including leading national chains such as Costco, Kroger, Target, Albertsons and Total Wine & More, and 15,854 restaurants and bars, excluding, in each case, on- and off-premise locations resulting from the acquisition of the Kunde Family Winery in April 2021.

In addition to wine production and distribution, which is its core business, VWE is in the spirits business. VWE owns the brand No. 209 Gin and Splinter Group Spirits, whose brands consist of Straight Edge Bourbon Whiskey, Slaughterhouse American Whiskey, and Whip Saw Rye. VWE also teams with leading spirits manufacturers and distributors to develop products for their customers.

VWE transfers control and recognizes revenue for these orders upon shipment of the wine out of VWE’s or a third-party’s warehouse facilities. Payment terms to wholesale distributors typically range from 30 to 120 days for certain distributors, VWE pays depletion and marketing allowances based on sales to their customers or nets the allowance against the purchase price on the invoice. When recording a sale to the distributor, a depletion and marketing allowance liability is recorded to accrued liabilities and sales are reported net of those expenses. Depletion and marketing allowance payments are made when completed incentive program payment requests are received from the customers or are net of initial pricing. Depletion and marketing allowance payments reduce the accrued liability. Estimates are based on historical and projected experience for each type of program or customer and have historically been in line with actual costs incurred.

Business-to-Business

VWE’s B2B segment represented approximately 23.5% and 35.3% of its consolidated net revenues for the three and nine months ended March 31, 2021, respectively. VWE’s B2B sales segment generates revenue from the sale of private label wines and custom winemaking services.

VWE works with national retailers, including Costco, Albertson’s, Target and other major retailers, to provide private label wines incremental to their existing beverage alcohol business. Retailers earn higher margins on sales of their private label wines than on sales of third party wines. Consequently, retailers are increasingly offering more private label products in their stores. VWE expects retailers’ demand for private labels to continue to increase and believes that its private label business will continue to grow. VWE’s relationships with retailers frequently result in brand, label and product line extensions.

VWE’s custom winemaking services are governed by long-term contracts with other wine industry participants and include services such as fermentation, barrel aging, procurement of dry goods, bottling and cased goods storage. Additionally, VWE believes that its custom winemaking services business allows VWE to maximize its production assets’ throughput and efficiency and thus improves profit margins for VWE’s proprietary brands.

VWE also offers custom bottling services whereby customers can design and engrave wine bottles to their specifications. VWE believes that it is the only wine producer with the ability to do custom engraving on wine bottles. As a result, it is able to offer its services profitably at a lower price than competitors that need to outsource bottle engraving. In addition to its core private label customers, VWE has created custom bottles for weddings, major corporate events and other promotional opportunities.

VWE’s private label wines and customer winemaking services are provided pursuant to contracts with customers, which include specific protocols, pricing and payment terms. The customer retains title and control of the wine during the winemaking process. VWE recognizes revenue over time as the contract specific performance obligations are met. Additionally, VWE provides storage services for wine inventory of various customers. The customer retains title and control of the inventory during the storage agreement. VWE recognizes revenue over time for storage services, and when the contract specific performance obligations are met.

Direct-to-Consumer

VWE’s DTC segment represented approximately 31.3% and 29.7% of its consolidated net revenues for the three and nine months ended March 31, 2021, respectively. VWE’s DTC segment generates revenue from sales made by VWE directly to the consumer. DTC sales have higher-profit margins than wholesale sales because DTC sales allow VWE to capture the profit margin that otherwise would go to VWE’s distribution partners on sales in the Wholesale segment. As a result, VWE’s profit margins in the DTC segment are significantly higher than in its other segments. VWE believes that its DTC business is one of the largest in the U.S. wine industry.

VWE’s DTC sales are made primarily through VWE’s tasting rooms, wine clubs and e-commerce. Wine club membership sales are made under contracts with customers, which specify the quantity and timing of future wine shipments. Customer credit cards are charged in advance of wine shipments in accordance with each contract. VWE transfers control and recognizes revenue for these contracts at the time control of the wine passes to the customer, which is generally at the time of shipment. Tasting room and Internet wine sales are paid for at the time of sale. VWE transfers control and recognizes revenue for this wine when the product is either received by the customer (on-site tasting room sales) or upon the shipment to the customer (e-commerce sales).

Other

VWE’s Other segment represented approximately 0.2% and 1.2% of its consolidated net revenues for the three and nine months ended March 31, 2021, respectively. VWE’s Other segment generates revenue from grape and bulk sales, storage services and the Sales Pro and Master Class royalties.

Grape and bulk sales are made under contracts with customers that include product specification requirements, pricing and payment terms. Payment terms under grape contracts are generally structured around the timing of the harvest. VWE transfers control and recognizes revenue for grape sales when product specification has been met and title to the grapes has transferred, which is generally on the date the grapes are harvested, weighed and shipped. VWE transfers control and recognizes revenue for wine and spirits bulk contracts upon shipment. VWE provides storage services for wine inventory of various customers. VWE’s customer retains title and control of the inventory during the storage agreement. VWE recognizes revenue over time for storage services, and as the contract specific performance obligations are met.

VWE acquired Sales Pro and Master Class as part of the acquisition of the assets of Cameron Hughes Wine. Sales Pro and Master Class represented approximately 1.4% of VWE’s consolidated net revenues for fiscal year 2020. Sales Pro and Master Class is engaged in in-store wine tasting and promotion, which is not core to VWE’s business. On December 30, 2019, VWE entered into an asset purchase agreement with a current employee of VWE pursuant to which VWE agreed to sell the intellectual property and marketing materials of Sales Pro and Master Class in exchange for a royalty payment per case sold by the purchaser between January 1, 2020 and December 1, 2025. The effective date of the transfer of Sales Pro and Master Class was January 1, 2020. VWE did not receive any royalty payments on Sales Pro and Master Class sales for the nine months ended March 31, 2021, as in-store wine tasting and promotion did not occur during this period due to the COVID-19 pandemic.

Recent Developments

Kunde Acquisition

VWE acquired the Kunde Family Winery in April 2021. The Kunde Family Winery, established in 1904, is an 1,800-acre sustainable vineyard and winery located on the largest contiguous private property in Sonoma Valley, California. The Kunde brand is known for Cabernet Sauvignon, Pinot Noir, Merlot, Chardonnay and Zinfandel and is consistently recognized as one of the top ten brands in Sonoma. Kunde wines sell at its winery, and through wholesale, e-commerce and wine clubs at retail prices between $18.00 and $100.00 per bottle. Set forth below is summary unaudited financial data of Kunde for the twelve months ended December 31, 2020.

Twelve Months Ended December 31, 2020
Net revenues	$12,509,600
Income from Operations	$1,588,700
Net income	$1,400,100
Total Assets	$35,046,900
Line of Credit	$7,000,000
Long-Term and Short-Term Indebtedness	$6,080,000

VWE acquired 100% of the outstanding equity of Kunde Enterprise Inc. (“Kunde”) for total estimated consideration, including amounts to acquire the combined 33.3% ownership held by two of VWE’s shareholders, one of which is VWE’s Chief Executive Officer, of approximately $60,000,000. The $60,000,000 purchase consideration was comprised of approximately $19,158,200 of cash, approximately $11,668,000 of notes payable to the sellers, and the issuance of 906,345 shares of VWE’s Series A stock, with a preliminary estimated value of approximately $29,173,800. The notes payable issued to the sellers as purchase consideration have a stated interest rate of Prime plus 1.00%, compounded quarterly, and mature on January 5, 2022. To fund the cash portion of the purchase consideration, VWE utilized an increase in its line of credit and delayed draw term loans under its credit facility, see “VWE’s Management’s Discussion and Analysis of Financial Condition and Results of Operations—Liquidity and Capital Resources” for a discussion of the amendment to VWE’s credit facility.

Business Combination and Public Company Costs

On February 3, 2021, Bespoke Capital Acquisition Corp. (“BCAC”), VWE Acquisition Sub Inc., a wholly owned subsidiary of BCAC (“merger sub”), VWE, Bespoke Sponsor Capital LP, and Darrell D. Swank as the Seller Representative, entered into a transaction agreement (as amended, the “transaction agreement”). Following approval by the shareholders of BCAC and VWE and the satisfaction or waiver of other closing conditions, the transactions contemplated by the transaction agreement were consummated and closed on June 7, 2021. Pursuant to the transaction agreement, upon the closing of the transactions: (1) BCAC changed its jurisdiction of incorporation from the Province of British Columbia to the State of Nevada (the “domestication”); (2) merger sub merged with and into VWE with VWE surviving the merger as a wholly-owned subsidiary of BCAC (the “merger”); and (3) BCAC changed its name to Vintage Wine Estates, Inc. VWE was deemed the accounting predecessor and the combined entity became the successor SEC registrant, meaning that VWE’s consolidated financial statements for previous periods will be disclosed in the registrant’s future periodic reports filed with the SEC.

The merger was accounted for as a reverse capitalization. Under this method of accounting, BCAC was treated as the acquired company for financial statement reporting purposes. The most significant change in the successor’s future reported financial position and results is the increase in cash to approximately $116.8 million and a decrease in indebtedness to $244.3 million (as compared to VWE’s balance sheet at March 31, 2021), after stockholder redemptions of $185.4 million permitted under the transaction agreement and after the payment of non-recurring transaction costs and other payments that totaled approximately $33.9 million.

As a result of the transactions, VWE is a successor to an SEC-registered and a TSX- and Nasdaq-listed company, which will require VWE to incur additional annual expenses as a public company for, among other things, directors’ and officers’ liability insurance, director fees and additional internal and external accounting and legal and administrative resources, including increased personnel costs, audit fees and legal fees.

Key Measures VWE Uses to Assess the Performance of its Business

VWE considers a variety of financial and operating measures in assessing the performance of its business, formulating goals and objectives and making strategic decisions. The key GAAP measures VWE considers are net revenues; gross profit; selling, general and administrative expenses; and income from operations. The key non-GAAP measure that VWE considers is Adjusted EBITDA. VWE also monitors its case volume sold and depletions from its distributors to retailers to help it forecast and identify trends affecting its growth.

Net Revenues

VWE generates revenue from its segments: Wholesale, B2B, DTC and Other. VWE recognizes revenue from wine sales when obligations under the terms of a contract with its customer are satisfied. Generally, this occurs when the product is shipped, and title passes to the customer, and when control of the promised product or service is transferred to the customer. VWE’s standard terms are free on board, or FOB, shipping point, with no customer acceptance provisions. Revenue is measured as the amount of consideration expected to be received in exchange for transferring products. VWE recognizes revenue net of any taxes collected from customers, which are subsequently remitted to governmental authorities. VWE accounts for shipping and handling as activities to fulfill its promise to transfer the associated products. Accordingly, VWE records amounts billed for shipping and handling costs as a component of net sales and classifies such costs as a component of costs of sales. VWE’s products are generally not sold with a right of return unless the product is spoiled or damaged. Historically, returns have not been significant to VWE.

Gross Profit

Gross profit is equal to net revenues less cost of sales. Cost of sales includes the direct cost of manufacturing, including direct materials, labor and related overhead, as well as inbound and outbound freight and import duties.

Selling, General and Administrative Expenses

Selling, general and administrative expenses includes expenses arising from activities in selling, marketing, warehousing, and administrative expenses. Other than variable compensation, selling, general and administrative expenses are generally not directly proportional to net revenues, but are expected to increase over time to support the needs of a public company.

Income from Operations

Income from operations is VWE’s gross profit less selling, general and administrative expenses; acquisition and restructuring related expense or income and amortization of intangible assets. Income from operations excludes interest expense, income tax expense, and other expenses, net. VWE uses income from operations as well as other indicators as a measure of the profitability of its business.

Adjusted EBITDA and Adjusted EBITDA Margin

VWE uses Adjusted EBITDA and Adjusted EBITDA Margin to supplement GAAP measures of performance to evaluate the effectiveness of its business strategies. These metrics are also frequently used by analysts, investors and other interested parties to evaluate companies in VWE’s industry, when considered alongside other GAAP measures. These non-GAAP measures are not intended to replace the presentation of VWE’s financial results in accordance with GAAP. VWE has presented Adjusted EBITDA and Adjusted EBITDA Margin solely as supplemental disclosure because VWE believes it allows for a more complete analysis of VWE’s results of operations. For a reconciliation of the most directly comparable GAAP measures, see “VWE’s Management’s Discussion and Analysis of Financial Condition and Results of Operations —Reconciliation of GAAP Financial Measures to Certain Non-GAAP Measures”.

Case Volume

In addition to acquisitions, the primary drivers of net revenue growth in any period are attributable to changes in case volume and changes in product mix and sales price. Case volume represents the number of 9-liter equivalent cases of wine that VWE sells during a particular period. Case volume is an important indicator of what is driving VWE’s gross margin. This metric also allows VWE to develop its supply and production targets for future periods.

	Three Months Ended March 31, 2021	Three Months Ended March 31, 2020	Nine Months Ended March 31, 2021	Nine Months Ended March 31, 2020
Wholesale	266,312	317,617	730,188	819,034
B2B	50,716	84,717	402,391	318,008
DTC	74,882	52,218	262,608	184,897

Total Case Volume	391,910	454,552	1,395,187	1,321,939

Depletions

Within VWE’s three tier distribution structure, depletion measures the sale of VWE’s inventory from the distributor to the retailer. Depletions are an important indicator of customer satisfaction, which VWE management uses for evaluating performance of VWE brands and for forecasting.

Trends and Other Factors Affecting VWE’s Business

Various trends and other factors affect or have affected VWE’s operating results, including:

COVID-19

The outbreak of COVID-19, which the World Health Organization declared a pandemic in March 2020, has spread across the globe and the United States and has disrupted the global economy and most industries, including the wine industry. Efforts to control the pandemic have slowed economic activity and disrupted, and reduced the efficiency of, normal business activities across the United States. The pandemic has resulted in authorities implementing numerous unprecedented measures such as travel restrictions, quarantines, shelter-in-place orders and workplace shutdowns. These measures have impacted, and will likely continue to impact, VWE’s business, customers, supply chain, employees and other stakeholders in VWE’s business. Many business establishments have closed or have had to extremely limit their operations due to these restrictions.

Although VWE has not experienced significant business disruptions to date from the COVID-19 pandemic, it experienced a year over year decline in visitors to its 15 tasting rooms during the fiscal year ended June 30, 2020, primarily due to travel restrictions, shelter-in-place orders and workplace shutdowns resulting from the COVID-19 pandemic. However, the decrease in the business VWE derives from its tasting rooms was offset by an increased amount of e-commerce and DTC wine sales during the COVID-19 pandemic. VWE sold 1,395,187 cases for the nine months ended March 31, 2021 as compared to 1,321,939 cases for the nine months ended March 31, 2020. VWE expects that, following widespread introduction of COVID-19 vaccines and lifting of travel restrictions, tasting room volumes will, over time, increase from the current lows.

In response to governmental directives and recommended safety measures, VWE modified its workplace practices. While VWE has implemented personal safety measures at all of its facilities where its employees are working onsite, any actions that VWE takes may not be sufficient to mitigate the risk of infection and could result in a significant number of COVID-19 related claims. Changes to state workers’ compensation laws, as have recently occurred in California, could increase VWE’s potential liability for such claims. To support employees and protect the health and safety of employees and customers, VWE may offer enhanced health and welfare benefits, provide bonuses to employees, and purchase additional sanitation supplies and personal protective materials. These measures will increase operating costs and adversely affect liquidity.

In the longer-term, the COVID-19 pandemic is likely to adversely affect the economies and financial markets, and could result in an economic downturn and a recession. It is uncertain how this would affect demand for VWE’s products. While VWE continues to see robust demand in its industry, and has seen little impact to its business from the COVID-19 pandemic, VWE is unable to predict the full impact that the COVID-19 pandemic will have on its future results of operations, liquidity and financial condition due to numerous uncertainties, including the duration of the pandemic, the actions that may be taken by government authorities across the United States, the impact to its customers, employees and suppliers, and other factors described in the section titled “Risk Factors” in this Current Report on Form 8-K. These factors are beyond VWE’s knowledge and control and, as a result, at this time, VWE is unable to predict the ultimate impact, both in terms of severity and duration, that the COVID-19 pandemic will have on its business, operating results, cash flows and financial condition.

Seasonality

There is a degree of seasonality in the growing cycles, procurement and transportation of grapes. The wine industry in general tends to experience seasonal fluctuations in revenues and net income. Typically, VWE has lower sales and net income during its third fiscal quarter (January through March) and higher sales and net income during its second fiscal quarter (October through December) due to usual timing of seasonal holiday buying, as well as wine club shipments. VWE expects these trends to continue.

Weather Conditions

VWE’s ability to fulfill its demand for wine is restricted by the availability of grapes. Climate change, agricultural and other factors, such as wildfires, disease, pests, extreme weather conditions, water scarcity, biodiversity loss and competing land use, impact the quality and quantity of grapes available to VWE for the production of wine from year to year. VWE’s vineyards and properties, as well as other sources from which VWE purchases grapes, are affected by these factors. For example, the effects of abnormally high rainfall or drought in a given year may impact production of grapes, which can impact both VWE’s revenues and its costs from year to year.

In addition, extreme weather events, such as wildfires can result in potentially significant expenses to repair or replace a vineyard or facility as well as impact the ability of grape suppliers to fulfill their obligations to VWE. During the nine months ended March 31, 2021 and the fiscal year ended June 30, 2020, VWE recognized a farming loss of approximately $3.3 million and $3.9 million, respectively, associated with damage caused by the Northern California wildfires in calendar years 2020 and 2017. While VWE maintains insurance for property damage, crops, and business interruption relating to catastrophic events, such as fires, the foregoing losses are not covered by VWE’s existing insurance policy. Industry grape suppliers also experienced smoke and fire damage from these wildfires, which may impact availability of grapes. VWE has identified alternative sources for its short-term supply needs. Damage to industry grape supplies in calendar year 2020 and in future years may result in changes to VWE’s production plan, expected case volume and its future gross profit margins.

Industry and Economic Conditions

The wine industry is recession resistant, with sustained growth over the past 25 years despite downturns in economic conditions from time to time. Consumers are increasingly purchasing higher priced wines and other alcoholic beverages, which has accelerated throughout the COVID-19 pandemic. Consumption increases are largely in the $10.00 or more retail price per bottle premium and luxury wine categories. Over the past ten years, the premium segment ($10 to $20 retail sales price) has grown on average by 6.6% annually. VWE benefits from this trend by focusing on the premium wine segment. Approximately 80% of VWE’s wine sales are in the $10.00 to $20.00 per bottle range.

Casualty gain

VWE suffered smoke-tainted inventory damage resulting from the October 2017 Napa and Sonoma County wildfires. VWE filed an insurance claim for this damage, which was settled in December 2020 for approximately $4.75 million. The gain of litigation proceeds for the nine months ended March 31, 2021, consists of payments VWE received from its insurer.

Results of Operations

Comparison of Three and Nine Months ended March 31, 2021 (unaudited) and Three and Nine Months ended March 31, 2020 (unaudited)

The following table summarizes VWE’s operating results for the periods presented:

	Three Months Ended March 31, (Unaudited)		Dollar Change	Percent Change
	2021	2020
	(in thousands, except %)
Net revenues:
Wine and spirits	$37,238.4	$38,464.6	$(1,226.2)	(3.2)%
Nonwine	9,658.8	7,122.1	2,536.7	35.6%

Total net revenues	46,897.2	45,586.7	1,310.5	2.9%

Cost of revenues:
Wine and spirits	23,561.5	23,568.2	(6.7)	0%
Nonwine	5,094.8	4,361.5	733.3	16.8%

Total cost of revenues	28,656.3	27,929.7	726.6	2.6%

Gross profit	18,240.9	17,657.0	583.9	3.3%

Selling, general, and administrative expenses	18,378.9	15,173.4	3,205.5	21.1%
(Gain) loss on sale of assets	(321.7)	115.5	(437.2)

Total operating expenses	18,057.2	15,288.9	2,768.3	18.1%

Income from operations	183.7	2,368.1	(2,184.4)	(92.2)%

Other income (expense):
Interest expense	(3,841.5)	(4,255.2)	413.7	9.7%
Net unrealized gain (loss) on interest rate swap agreements	5,589.4	(10,935.1)	16,524.5	151.1%
Other, net	327.2	149.3	177.9	119.2%

Total other income (expense)	2,075.1	(15,041.0)	17,116.1

Income (loss) before provision for income taxes	2,258.8	(12,672.9)	14,931.7
Income tax (provision) benefit	(1,633.1)	5,611.2	(7,244.3)

Net income (loss)	$625.7	$(7,061.7)	$7,687.4

	Nine Months Ended March 31, (Unaudited)		Dollar Change	Percent Change
	2021	2020
	(in thousands, except %)
Net revenues:
Wine and spirits	$132,085.5	$122,279.7	$9,805.8	8.0%
Nonwine	31,623.4	25,939.7	5,683.7	21.9%

Total net revenues	163,708.9	148,219.4	15,489.5	10.5%

Cost of revenues:
Wine and spirits	82,179.9	78,404.3	3,775.6	4.8%
Nonwine	17,287.6	15,066.0	2,221.6	14.7%

Total cost of revenues	99,467.5	93,470.3	5,997.2	6.4%

Gross profit	62,241.4	54,749.1	7,492.3	13.7%

Selling, general, and administrative expenses	50,932.4	50,674.7	257.7	0.5%
(Gain) loss on sale of assets	(1,998.6)	109.5	(2,108.1)
Gain of litigation proceeds	(4,750.0)	—	(4,750.0)

Total operating expenses	44,183.8	50,784.2	(6,600.4)	(13.0)%

Income from operations	20,057.6	3,964.9	16,092.7

Other income (expense):
Interest expense	(9,173.2)	(13,092.7)	3,919.5	29.9%
Net unrealized gain (loss) on interest rate swap agreements	8,212.2	(11,115.0)	19,327.2
Other, net	683.6	490.8	192.8	39.3%

Total other income (expense)	(277.4)	(23,716.9)	23,439.5

Income (loss) before provision for income taxes	19,780.2	(19,752.0)	39,532.2
Income tax (provision) benefit	(4,517.0)	8,029.8	$(12,546.8)

Net income (loss)	$15,263.2	$(11,722.2)	$26,985.4

Net Revenues

Net revenues for the three months ended March 31, 2021 increased $1.3 million, or 2.9%, to $46.9 million, from $45.6 million for the three months ended March 31, 2020. The increase was driven by an increase in DTC net revenues of $3.7 million, partially offset by a decrease in Wholesale net revenues of $(2.4) million.

Net revenues for the nine months ended March 31, 2021 increased $15.5 million, or 10.5%, to $163.7 million, from $148.2 million for the nine months ended March 31, 2020. The increase was driven by an increase in B2B net revenues of $16.7 million coupled with an increase in DTC net revenues of $8.3 million, partially offset by a decrease in Wholesale net revenues of $(6.6) million and a decrease in Other net revenues of $(2.9) million.

Gross Profit

Gross profit for the three months ended March 31, 2021 increased approximately $584,000, or 3.3%, to $18.2 million from $17.7 million for the same period in 2020, primarily due to the increase in B2B net revenues from private label and custom production.

Gross profit for the nine months ended March 31, 2021 increased $7.5 million, or 13.7%, to $62.2 million, from $54.7 million in the 2020 period. The increase in gross profit was driven by the increase in B2B net revenues from private label and custom production, which was partially offset by VWE’s recognition of an inventory impairment charge of approximately $3.3 million during the second quarter of fiscal 2021 associated with inventory damage caused by the 2020 Northern California wildfires, which was not covered by insurance.

Selling, General, and Administrative Expenses

Selling, general, and administrative expenses for the three months ended March 31, 2021 increased $3.2 million, or 21.1%, to $18.2 million as compared to $15.2 million for the same period in 2020. The increase in selling, general, and administrative expenses was driven primarily by additional expenses of approximately $3.0 million for outside professional services, including legal, audit and accounting services, in connection with the merger in the 2021 period.

Selling, general, and administrative expenses for the nine months ended March 31, 2021 increased slightly as compared to the same period in 2020 ($50.9 million in 2021 as compared to $50.7 million in 2020). Expenses for outside professional services in connection with the merger, including legal, audit and accounting services, increased by approximately $3.0 million for the nine months ended March 31, 2021 as compared to the 2020 period, which was offset by a decrease in Wholesale sales employee costs (payroll, travel and entertainment) and DTC occupancy costs of approximately $(3.6 million) as compared to the 2020 period, resulting from closed tasting rooms due to the COVID-19 pandemic in the 2021 period.

Gain on Sale of Assets

VWE recognized a gain on the sale of assets of approximately $321,700 for the three months ended March 31, 2021, due primarily to a deferred gain relating to a vineyard sale in August of 2019. VWE recognized a loss on the sale of assets of approximately $115,500 for the three months ended March 31, 2020.

VWE recognized a gain on the sale of assets of approximately $2.0 million for the nine months ended March 31, 2021, due primarily to a deferred gain relating to a vineyard sale in August of 2019. VWE recognized a loss on the sale of assets of approximately $109,500 for the nine months ended March 31, 2020.

Gain on Litigation Proceeds

VWE recognized a gain on litigation proceeds of approximately $4.8 million in the nine month period ended March 31, 2021 due to an insurance settlement related to smoke-tainted inventory caused by wildfires in 2017.

Income from Operations

Income from operations for the three month period ended March 31, 2021 decreased approximately $(2.2) million to approximately $183,700 from approximately $2.4 million in the 2020 period. The decrease was driven by an increase in selling, general, and administrative expenses of $3.0 millions for outside professional services, including legal, audit and accounting services, in connection with the merger in the 2021 period, which was partially offset by increases in income from operations for each of B2B, DTC and Wholesale.

Income from operations for the nine month period ended March 31, 2021 increased approximately $16.1 million to approximately $20.1 million from approximately $4.0 million in the 2020 period. The increase was driven by an increase in income from operations for each of B2B, DTC and Wholesale, which was slightly offset by a loss from operations for the Other segment.

Other Income (Expense)

Total other income (expense) was approximately $2.1 million for the three months ended March 31, 2021 compared to $(15.0) million for the three months ended March 31, 2020. The change was due to the gain on interest rate swaps in the 2021 period as compared to a loss on interest rate swaps in the 2020 period, resulting from primarily lower interest rates.

Total other income (expense) was approximately $(277,400) for the nine months ended March 31, 2021 compared to approximately $(23.7) million for the nine months ended March 31, 2020, a change of $23.4 million. The change was due to the gain on interest rate swaps in the 2021 period as compared to a loss on interest rate swaps in the 2020 period, resulting primarily from lower interest rates. The lower interest rates also led to a decrease in interest expense in the period.

Income Tax Provision

Income tax expense was approximately $(1.6) million for the three months ended March 31, 2021, compared to an income tax benefit of approximately $5.6 million for the three months ended March 31, 2020, an increase of $(7.3) million. The increase in the income tax provision for the three months ended March 31, 2021 was primarily due to increased pre-tax income in the 2021 period.

Income tax expense was $(4.5) million for the nine months ended March 31, 2021, compared to an income tax benefit of approximately $8.0 million for the nine months ended March 31, 2020. The income tax expense for the nine months ended March 31, 2021 was primarily due to pre-tax income for the period. The income tax benefit for the nine months ended March 31, 2020 was primarily due to pre-tax loss for the period.

Segment Results

VWE’s financial performance is classified into the following segments: Wholesale, B2B (private label wines and custom winemaking services), DTC and Other. VWE’s corporate operations, including centralized selling expenses, general and administrative and other factors, such as the remeasurements of contingent consideration and impairment of intangible assets and goodwill are not allocated to the segments, as VWE’s management does not believe such items directly reflect VWE’s core operations. Other than VWE’s long-term property, plant, and equipment for wine tasting facilities, VWE’s revenue generating assets are utilized across segments. Accordingly, the foregoing items are not allocated to the segments and are not discussed separately as any results that had a significant impact on operating results are included in the consolidated results discussion above.

VWE evaluates the performance of its segments on income from operations, which VWE’s management believes is indicative of operational performance and ongoing profitability. VWE’s management monitors income from operations to evaluate past performance and identify actions required to improve profitability. Income from operations assists VWE’s management in comparing the segment performance on a consistent basis for purposes of business decision-making by removing the impact of certain items that VWE management believes do not directly reflect the core operations and, therefore, are not included in measuring segment performance. VWE defines income from operations as gross margin less operating expenses that are directly attributable to the segment. Selling expenses that can be directly attributable to the segment are allocated accordingly.

Segment Results for the Three and Nine Months ended March 31, 2021 (unaudited) and Three and Nine Months ended March 31, 2020 (unaudited)

Wholesale Segment Results

	Three Months Ended March 31, (unaudited)		Dollar Change	Percent Change
(In thousands, except %)	2021	2020
Net revenues	$21,091.8	$23,455.9	$(2,364.1)	(10.1)%
Income from operations	$6,137.5	$4,598.3	$1,539.2	33.5%

Wholesale net revenues for the three months ended March 31, 2021 decreased by $(2.4) million, or (10.1)%, from the 2020 period. The decrease was attributable to primarily normalized case volumes from retailers in the 2021 period as compared to the 2020 period when retailers temporarily increased their case volume purchases due to the COVID-19 pandemic.

Wholesale income from operations for the three months ended March 31, 2021 increased by $1.5 million, or    33.5%, from the 2020 period. The increase in operating profit in the 2021 period was primarily attributable to reduced personnel costs following a restructuring of our Wholesale salesforce, reduced employee travel and entertainment expenses and other selling expenses resulting from the COVID-19 pandemic and more favorable product mix.

	Nine Months Ended March 31, (unaudited)		Dollar Change	Percent Change
(In thousands, except %)	2021	2020
Net revenues	$55,398.5	$61,964.0	$(6,565.5)	(10.6)%
Income from operations	$14,760.2	$11,288.4	$3,471.8	30.8%

Wholesale net revenues for the nine months ended March 31, 2021 decreased by $(6.6) million, or (10.6)%, from the 2020 period. The decrease was attributable to primarily normalized case volumes from retailers in the 2021 period as compared to the 2020 period when retailers increased their case volume purchases due to the COVID-19 pandemic, reduced revenues related to international sales and the discontinuation of two brands.

Wholesale income from operations for the nine months ended March 31, 2021 increased by $3.5 million, or 30.8%, from the 2020 period. The increase in operating profit was primarily attributable to reduced personnel costs following a restructuring of our Wholesale salesforce, reduced employee travel and entertainment expenses resulting from the COVID-19 pandemic and more favorable product mix..

B2B Segment Results

	Three Months Ended March 31, (unaudited)		Dollar change	Percent Change
(In thousands, except %)	2021	2020
Net revenues	$11,026.1	$10,937.4	$88.7	0.8%
Income from operations	$3,390.7	$3,082.3	$308.4	10.0%

B2B net revenues for the nine months ended March 31, 2021 increased by $88,700, or 0.8%, from the 2020 period. The increase was attributable to increased custom production sales, partially offset by lower private label case volumes with a less favorable product mix.

B2B income from operations for the nine months ended March 31, 2021 increased by $308,400, or 10.0%, from the 2020 period. The increase was attributable to increased custom production at more favorable margins.

	Nine Months Ended March 31, (unaudited)		Dollar Change	Percent Change
(In thousands, except %)	2021	2020
Net revenues	$57,703.9	$41,032.7	$16,671.2	40.6%
Income from operations	$18,051.8	$10,802.5	$7,249.3	67.1%

B2B net revenues for the nine months ended March 31, 2021 increased by $16.7 million, or 40.6%, from the 2020 period. The increase was attributable to increased custom production case volumes and increased private label sales, primarily in spirits.

B2B income from operations for the nine months ended March 31, 2021 increased by $7.2 million, or 67.1%, from the 2020 period. The increase was attributable to increased custom production case volumes at more favorable margins and increased private label sales.

DTC Segment Results

	Three Months Ended March 31, (unaudited)		Dollar Change	Percent Change
(In thousands, except %)	2021	2020
Net revenues	$14,675.0	$10,933.9	$3,741.1	34.2%
Income (loss) from operations	$1,985.8	$(64.2)	$2,050	3,193%

DTC net revenues for the three months ended March 31, 2021 increased by $3.7 million, or 34.2%, from the 2020 period. The increase was attributable to increased case volumes from telemarketing and e-commerce sales, partially offset by sales of lower priced products.

DTC income from operations for the three months ended March 31, 2021 increased by $2.1 million, or 3,193%, from the 2020 period. The increase in the 2021 period over the 2020 period was attributable to a workplace shutdown in the 2020 period due to the COVID-19 pandemic, during which we continued to incur employee-related and other costs, together with the increase in revenues in the 2021 period.

	Nine Months Ended March 31, (unaudited)		Dollar Change	Percent Change
(In thousands, except %)	2021	2020
Net revenues	$48,650.4	$40,399.7	$8,250.7	20.4%
Income from operations	$9,997.3	$4,106.2	$5,891.1	143.5%

DTC net revenues for the nine months ended March 31, 2021 increased by $8.3 million, or 20.4%, from the 2020 period. The increase was attributable to increased case volumes from telemarketing and e-commerce sales, partially offset by sales of lower priced products and tasting room closures due to the COVID-19 pandemic.

DTC income from operations for the nine months ended March 31, 2021 increased by $5.9 million, or 143.5%, from the 2020 period. The increase was attributable to increased case volumes from e-commerce and wine clubs and lower overhead costs resulting from tasing room closures.

Other Segment Results

	Three Months Ended March 31, (unaudited)		Dollar Change	Percent Change
(In thousands, except %)	2021	2020
Net revenues	$104.3	$199.5	$(95.2)	(47.7)%
Loss from operations	$(11,330.3)	$(5,248.3)	$(6,082)	115.9%

Other net revenues for the three months ended March 31, 2021 decreased by $(95,200), or 47.7% from the 2020 period. The decrease was attributable to losses on wine sales.

Other loss from operations for the three months ended March 31, 2021 increased by $(6.1) million, or 115.9%, from the 2020 period due to approximately $3.0 million in transaction costs associated with the merger in the 2021 period and increased costs of freight, storage and insurance.

	Nine Months Ended March 31, (unaudited)		Dollar Change	Percent Change
(In thousands, except %)	2021	2020
Net revenues	$1,956.1	$4,823.0	$(2,866.9)	(59.4)%
Loss from operations	$(22,751.7)	$(22,332.2)	$(419.5)	(1.9)%

Other net revenues for the nine months ended March 31, 2021 decreased by $(2.9) million, or (59.4)%, from the 2020 period. The decrease was attributable primarily to decreased revenues from Sales Pro and Master Class, which were sold in late calendar year 2019.

Other loss from operations for the nine months ended March 31, 2021 increased by $(419,500), or (1.9)%, from the 2020 period due to proceeds from 2017 smoke taint litigation ($4.8 million), the proceeds from the sales of Grounded Wine Project ( $1.0 million) and the gain on sale of assets related to the sale of a vineyard, partially offset by approximately $3.0 million in transaction costs associated with the merger in the 2021 period and increased costs of freight, storage and insurance.

Reconciliation of GAAP Financial Measures to Certain Non-GAAP Measures

In addition to VWE’s results determined in accordance with GAAP, VWE uses Adjusted EBITDA and Adjusted EBITDA Margin to supplement GAAP measures of performance to evaluate the effectiveness of its business strategies. These metrics are also frequently used by analysts, investors and other interested parties to evaluate companies in VWE’s industry, when considered alongside other GAAP measures. Adjusted EBITDA is defined as earnings before interest, income taxes, depreciation and amortization, stock-based compensation expense, casualty losses or gains, impairment losses, changes in the fair value of derivatives, restructuring related income or expenses, acquisition and integration costs, and certain non-cash, nonrecurring, or other items that are included in net income (loss) that VWE does not consider indicative of its ongoing operating performance, including COVID-related adjustments. COVID related adjustments, totaling $200,000 during fiscal 2020, relate to nonrecurring costs of implementing safety protocols for production facilities, warehouse, tasting rooms and offices. Adjusted EBITDA Margin is defined as Adjusted EBITDA divided by net revenues.

Adjusted EBITDA and Adjusted EBITDA Margin are not recognized measures of financial performance under GAAP. VWE believes these non-GAAP measures provide analysts, investors and other interested parties with additional insight into the underlying trends of VWE’s business and assists these parties in analyzing VWE’s performance across reporting periods on a consistent basis by excluding items that VWE does not believe are indicative of its core operating performance, which allows for a better comparison against historical results and expectations for future performance.

VWE management uses these non-GAAP measures to understand and compare operating results across reporting periods for various purposes including internal budgeting and forecasting, short and long-term operating planning, employee incentive compensation, and debt compliance. These non-GAAP measures are not intended to replace the presentation of VWE’s financial results in accordance with GAAP. Use of the terms Adjusted EBITDA and Adjusted EBITDA Margin are not calculated in the same manner by all companies, and accordingly, are not necessarily comparable to similarly entitled measures of other companies and may not be an appropriate measure for performance relative to other companies. VWE has presented Adjusted EBITDA and Adjusted EBITDA Margin solely as supplemental disclosure because VWE believes it allows for a more complete analysis of

VWE’s results of operations. Adjusted EBITDA has certain limitations as an analytical tool, and you should not consider it in isolation or as a substitute for analysis of our results as reported under U.S. GAAP. Some of these limitations include:

•

although depreciation and amortization are non-cash charges, the assets being depreciated and amortized may have to be replaced in the future, and Adjusted EBITDA does not reflect cash capital expenditure requirements for such replacements or for new capital expenditure requirements;

•	Adjusted EBITDA does not reflect changes in, or cash requirements for, our working capital needs;

•	Adjusted EBITDA does not reflect the significant interest expense, or the cash requirements necessary to service interest or principal payments, on our debt;

•	Adjusted EBITDA does not reflect income tax payments that may represent a reduction in cash available to us; and

•	other companies, including companies in our industry, may calculate Adjusted EBITDA differently, which reduces its usefulness as a comparative measure.

Because of these limitations, you should consider Adjusted EBITDA alongside other financial performance measures, including net income (loss) and our other GAAP results. In evaluating Adjusted EBITDA, you should be aware that in the future we may incur expenses that are the same as or similar to some of the adjustments in this presentation. Our presentation of Adjusted EBITDA should not be construed as an implication that our future results will be unaffected by the types of items excluded from the calculation of Adjusted EBITDA.

	Three Months Ended March 31, 2021 (unaudited)	Three Months Ended March 31, 2020 (unaudited)	Nine Months Ended March 31, 2021 (unaudited)	Nine Months Ended March 31, 2020 (unaudited)
Net income (loss)	$625,700	$(7,061,700)	$15,263,200	$(11,722,200)
Interest expense	3,841,500	4,255,200	9,173,100	13,092,700
Income tax provision (benefit)	1,633,100	(5,611,200)	4,517,000	(8,029,800)
Depreciation and Amortization	2,765,500	2,864,900	7,731,800	8,271,600
Amortization of label design fees	112,800	30,100	250,500	148,800
Gain on litigation proceeds(a)	—	—	(3,845,000)	—
Smoke taint reserve(b)	—	—	—	4,859,000
Stock-based compensation expense(c)	143,100	122,100	601,100	405,500
Inventory adjustment for casualty losses(d)	—	—	3,301,700	—
Transaction costs	3,014,800	—	3,014,800	—
Net unrealized (gain) loss on interest rate swap agreements(e)	(5,589,400)	10,935,100	(8,212,200)	11,115,000
(Gain) loss on disposition of assets(f)	11,700	448,900	(998,800)	875,500
Deferred gain on sale leaseback(g)	(333,400)	(333,400)	(1,000,100)	(766,000)
Deferred rent adjustment(h)	125,200	125,200	375,600	375,600
COVID Impact(i)	—	—	100,000	—
Inventory acquisition basis adjustment(j)	8,800	582,700	97,500	1,118,100

Adjusted EBITDA	$6,390,400	$6,357,900	$30,370,200	$19,743,800

(a)	Litigation proceeds of $4,750,000 received from insurance less legal expenses related to smoke tainted inventory from fires in 2017. This is a non-recurring item.
(b)	Reflects an adjustment to inventory of $3,869,300 and certain administrative costs in connection with smoke damage from fires.
(c)	Stock-based compensation is a non-cash item that is reported as a compensation expense.
(d)	Reflects recognition of an inventory impairment charge in the second quarter of fiscal 2021 associated with inventory damage caused by the 2020 Northern California wildfires.
(e)	Reflects the non-cash change in fair value of the interest rate swaps for the period.
(f)	Reflects the gain or loss on the sale or disposal of property, plant, and equipment.
(g)	Reflects the deferred the gain on disposal of assets, which the company recognizes over the 10-year lease as a reduction of rent expense.
(h)	The company records non-cash deferred rent related to leases quarterly.
(i)	The company recorded non-recurring costs of implementing safety protocols for production facilities, warehouse, tasting rooms, and offices in 2020 due to the COVID-19 pandemic.
(j)	An adjustment to cost of goods sold dependent on the timing of the sale of inventory purchased in business combinations.

Liquidity and Capital Resources

VWE’s ongoing operations have, to date, been funded by a combination of cash flow from operations, borrowings under the VWE credit facility and other debt financing. As of March 31, 2021, VWE had cash and cash equivalents on hand of approximately $456,000 and approximately $20 million in borrowing capacity available under its credit facility. VWE had approximately $332.6 million in total debt as of March 31, 2021.

On April 22, 2021, BCAC and Wasatch entered into subscription agreements for the sale and purchase of 10.0 million shares of New VWE Holdco common stock at $10.00 per share at the closing of the transactions, representing an additional investment by Wasatch of approximately $100 million (the “PIPE Investment”). BCAC entered into the subscription agreements to provide additional liquidity following the consummation of the transactions, and, in particular, to provide incremental capital to support the combined company’s acquisition strategy.

Based on VWE’s cash and cash equivalents of approximately $456,000 as of March 31, 2021, after giving effect to the transactions, and taking into account the gross proceeds of approximately $100.0 million from the PIPE Investment, and the net proceeds of approximately $178.6 from the Trust Account (after redemptions of Class A restricted voting shares of BCAC in connection with the merger, for an aggregate purchase price of approximately $185.4 million), less the sum of (i) the total direct and incremental transaction costs of BCAC and VWE estimated at approximately $33.9 million (which includes $13.5 million of deferred underwriters’ commissions), (ii) $32.0 million in cash paid to repurchase for cancellation shares of VWE Series B stock, and (iii) $7.9 million paid to redeem outstanding options to purchase VWE capital stock at the closing of the transactions, the combined company would have cash and cash equivalents of approximately $116.8 million and indebtedness of approximately $244.3 million.

VWE’s principal uses of cash have been to provide working capital, meet debt service requirements, fund capital expenditures and finance strategic plans, including acquisitions. VWE continuously reinvests in its properties and production assets and is currently working on several capital projects. VWE’s capital expenditures are expected to be approximately $22.0 million over the next twelve months, $3.1 million of which will be used to complete VWE’s new bottling line, which is expected to begin operation by the end of June 2021, and $18.0 million of which will be used to complete the construction of additional warehouse and storage space at VWE’s Ray’s Station facility located in Hopland, California. VWE expects the 250,000 square-foot warehouse and distribution center at Ray’s Station to be completed and fully operational by August 2021. The 80,000 square-foot storage facility, which was the first phase, was completed in the first calendar quarter of 2021.

VWE acquired the Kunde Family Winery in April 2021 by purchasing 100% of the outstanding equity of Kunde for total estimated preliminary consideration, including amounts to acquire the combined 33.3% ownership held by two of VWE’s shareholders, one of which is VWE’s Chief Executive Officer, of approximately $60.0 million. The estimated $60.0 million preliminary purchase consideration was comprised of approximately $19,158,200 of cash, approximately $11,668,000 of notes payable to the sellers, and the issuance of 906,345 shares of VWE’s Series A stock, with a preliminary estimated value of approximately $29,173,800. The notes payable issued to the sellers as purchase consideration have a stated interest rate of Prime plus 1.00%, compounded quarterly, and mature one year from the close of the transaction on April 19, 2021. To fund the cash portion of the purchase consideration VWE utilized an increase in its line of credit and delayed draw term loan under its credit facility.

VWE believes its existing cash and cash equivalents, the proceeds of the transactions, cash flow from operations, and availability under the VWE credit facility will provide sufficient liquidity to fund VWE’s current obligations, projected working capital requirements, debt service requirements and capital spending requirements for at least the next twelve months from the date of this Current Report on Form 8-K. VWE may also seek to finance capital expenditures under capital leases or other debt arrangements that provide liquidity or favorable borrowing terms. COVID-19 has negatively impacted the global economy and financial markets which could interfere with VWE’s ability to access sources of liquidity at favorable rates and generate operating cash flows. VWE took advantage of the Paycheck Protection Program (the “PPP”) established as part of the Coronavirus Aid, Relief and Economic Security Act (“CARES Act”).

VWE continues to consider acquisition opportunities, but the size and timing of any future acquisitions and the related potential capital requirements cannot be predicted. While VWE has in the past financed certain acquisitions with internally generated cash, term loans and its credit facility, in the event that suitable businesses are available for acquisition upon acceptable terms, VWE may obtain all or a portion of the necessary financing through the incurrence of additional long-term borrowings.

VWE’s future capital requirements will depend on many factors, including funding needs to support our business growth and to respond to business opportunities, challenges or unforeseen circumstances. If our forecasts prove inaccurate, we may be required to seek additional equity or debt financing from outside sources, which we may not be able to raise on terms acceptable to us, or at all. If we are unable to raise additional capital when desired, our business, financial condition and results of operations would be adversely affected.

Indebtedness

VWE Credit Facility

On April 13, 2021, VWE entered into an amended and restated loan and security agreement to increase the credit facility from an aggregate of $350,000,000 to $480,000,000, consisting of an accounts receivable and inventory revolving facility up to $230,000,000, a term loan in a principal amount of up to $100,000,000, a capital expenditures facility in an aggregate principal of up to $50,000,000, and a new delay draw term loan facility in an aggregate principal amount of up to $100,000,000. The delay draw term loan facility matures on April 13, 2026. All other terms of the original agreement generally remain the same. Concurrent with the amendment, VWE executed a $29,250,000 delayed draw term loan. Proceeds from the new loan were used to pay down $10,800,000 and $12,100,000 of the existing term loan and outstanding line of credit, respectively, deposit cash of $4,800,000 into a restricted cash collateral account, and pay bank fees and third party expenses associated with the amendment.

Borrowings under the VWE credit facility bear interest at a rate per annum equal to, at our option, either (a) a LIBOR rate determined by reference to the LIBOR rate for dollar deposits with a term equivalent to the interest period relevant to such borrowing as administered by the ICE Benchmark Administration, plus an applicable margin or (b) an adjusted base rate, or ABR, determined by reference to the highest of (i) 0.50% above the federal funds effective rate, (ii) the rate of interest established by the administrative agent as its “prime rate” and (iii) 1.0% above the LIBOR rate for dollar deposits with a one-month term commencing that day, plus an applicable margin. See Notes 6 and 16 to VWE’s unaudited consolidated condensed interim financial statements included elsewhere in this Current Report on Form 8-K for a discussion of VWE’s interest rate swap transactions.

In addition, VWE pays certain recurring fees with respect to the VWE credit facility, including (i) a fee for the unused commitments of the lenders under the revolving credit facility and the capital expenditure facility as of the end of each month, accruing at a rate equal to 0.125% per annum, which may be reduced to 0.0% if the average availability under the revolving credit facility is less than 50%, (ii) letter of credit fees, including a fronting fee and processing fees to each issuing bank, which vary depending on the applicable margin rate based on the average availability under the revolving credit facility and (iii) administration fees. Amortization expense related to debt financing costs were approximately $20,800 for the nine months ended March 31, 2021. Amortization expense related to line of credit fees were approximately $335,700 for the nine months ended March 31, 2021.

Convertible Notes

On May 31, 2021, VWE paid $10,441,734 of principal and accrued interest, which represented payment in full, of the convertible promissory notes held by the Rudd Trust and Patrick Roney, our Chief Executive Officer. Immediately prior to the closing of the transactions, Jayson Woodbridge converted all the outstanding principal and accrued interest of the secured convertible promissory note held by him into VWE Series A, which resulted in VWE having no further liability or obligations under such convertible promissory note.

Paycheck Protection Program

VWE filed all the required paperwork with its Small Business Administration lender as of June 3, 2021, requesting forgiveness of its PPP loan. VWE has not yet received notification of forgiveness of its PPP loan from the Small Business Administration. There can be no assurance that any portion of the PPP loans will be forgiven, or that VWE will not be required to repay the PPP loan in full. Interest and principal payments under the PPP loan will continue to be deferred until such time as the amount of forgiveness is determined.

The transaction agreement provides that, to the extent that any portion of the PPP loan has not been forgiven prior to the closing of the merger, VWE will escrow with the lender the amount necessary to repay the PPP loan in full plus accrued and unpaid interest. In accordance with the terms of the transaction agreement, on June 7, 2021, VWE placed approximately $6,525,000 into an escrow account, which represented the outstanding principal the PPP loan at that time. Thereafter, on the earlier of VWE’s receipt of notice from the applicable lender or the applicable governmental entity that any or all of the PPP loan will not be forgiven and the date that is 18 months after the closing of the merger (provided that confirmation of forgiveness of the entire amount of the PPP loan by the applicable lender and the applicable governmental entity will not have been received by VWE prior thereto), New VWE Holdco will redeem for no consideration from each VWE investor party to the investor rights agreement certain shares of New VWE Holdco common stock which are determined to have been over-issued to them.

See Note 7 “Long-Term Debt” in VWE’s audited consolidated financial statements included elsewhere in this Current Report on Form 8-K for additional information regarding VWE’s outstanding indebtedness.

Cash Flows

Nine Months Ended March 31, 2021 Compared to Nine Months Ended March 31, 2020

	Nine Months Ended March 31,		Favorable (Unfavorable)
(In thousands, except %)	2021	2020	$ Change	% Change
Net cash provided by (used in) operating activities	$19,661	$(20,976)	$40,637	194%
Net cash (used in) provided by investing activities	(29,243)	$4,717	(33,960)	720%
Net cash provided by financing activities	8,287	20,482	(12,195)	-60%

Net change in cash and cash equivalents	$(1,295)	$4,223	$(5,518)	-131%

Cash Flows (Used In) From Operating Activities

Net cash from operating activities was $19.7 million for the nine months ended March 31, 2021 (unaudited) compared to net cash used in operating activities of $21.0 million for the nine months ended March 31, 2020 (unaudited), representing an increase of cash from operating activities of $40.6 million. The increase was primarily attributable to the increase in net income to $15.3 million from a net loss of $(11.7) million, loss on interest rate swaps of $(11.1) million in 2020 to a gain on interest rate swaps in 2021 of $8.2 million, a reduction in inventory of $15.5 million, accrued liabilities and other payables was a $(9.7) million use of funds in 2020 compared to a $16.1 million source of funds in 2021.

Cash Flows (Used In) From Investing Activities

Net cash used in investing activities was $(29.2) million for the nine months ended March 31, 2021 (unaudited), an increase in the use of cash of $(34.0) million, compared to $4.7 million of net cash from investing activities for the nine months ended March 31, 2020 (unaudited). The increase in the use of cash was driven primarily by a reduction in proceeds from the disposition of assets of $31.0 million and $18.9 million of additional capital expenditures, partially offset by $15.1 million used for the acquisition of a business during the nine months ended March 31, 2020, compared to the 2021 period.

Cash Flows from Financing Activities

Net cash provided by financing activities of $8.3 million for the nine months ended March 31, 2021 (unaudited) consisted of proceeds in excess of payments on the line of credit of $7.1 million and timing of payments of $9.3 million, partially offset by net principal payments on long-term debt of $6.3 million. Cash provided by financing activities was approximately $20.5 million for the nine months ended March 31, 2020 (unaudited) and reflects proceeds in excess of payments on the line of credit and long-term debt of $21.5 million, partially offset by timing of payments of $1.0 million, debt issuance costs of $1.2 million, and payments on acquisitions of $0.8 million.

Critical Accounting Policies and Estimates

VWE’s consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America. The preparation of its consolidated financial statements and related disclosures requires VWE to make estimates and judgments that affect the reported amounts of assets, liabilities, revenues, costs and expenses, and the disclosure of contingent assets and liabilities in its consolidated financial statements. VWE bases its estimates on historical experience, known trends and events, and various other factors that it believes are reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. VWE evaluates its estimates and assumptions on an ongoing basis. VWE’s actual results may differ from these estimates under different assumptions or conditions. VWE believes that the accounting policies discussed below are critical to understanding its historical and future performance, as these policies relate to the more significant areas involving management’s judgments and estimates.

While VWE’s significant accounting policies are described in more detail in Note 1 to its audited condensed consolidated financial statements and notes thereto included elsewhere in this Current Report on Form 8-K, VWE believes that the following accounting policies are those most critical to the judgments and estimates used in the preparation of its condensed consolidated financial statements.

Revenue Recognition

VWE recognizes revenue from the sale of wine, including private label wines, to wholesale distributors and to consumers. VWE also recognizes revenue from custom winemaking and production services, grape and bulk sales, private events held at its winery estates and storage services, as well as the sale of other merchandise and services.

Revenue is recognized when control of promised goods or services is transferred to a customer in an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods or services. To determine revenue recognition for its arrangements, VWE performs the following five steps: (i) identify the contract(s) with a customer; (ii) identify the performance obligations in the contract; (iii) determine the transaction price; (iv) allocate the transaction price to the performance obligations in the contract; and (v) recognize revenue when (or as) the entity satisfies a performance obligation. VWE recognizes revenue when obligations under the terms of a contract with its customer are satisfied. Generally, this occurs when the product is shipped, and title passes to the customer, and when control of the promised product or service is transferred to the customer. VWE’s standard terms are free on board (“FOB”) shipping point, with no customer acceptance provisions. Revenue is measured as the amount of consideration expected to be received in exchange for transferring products. Revenue is recognized net of any taxes collected from customers, which are subsequently remitted to governmental authorities. VWE accounts for shipping and handling as activities to fulfill its promise to transfer the associated products. Accordingly, VWE records amounts billed for shipping and handling costs as a component of net sales and classifies such costs as a component of costs of sales. VWE’s products are generally not sold with a right of return unless the product is spoiled or damaged. Historically, returns have not been significant to VWE.

Revenue is generated from one of VWE’s three reporting segments as described below:

Wholesale: Wholesale operations generate revenue from product sold to distributors, which then sell the product to off-premise retail locations such as grocery stores, wine clubs, specialty and multi-national retail chains, as well as on-premise locations such as restaurants and bars. VWE transfers control and recognizes revenue for these orders upon shipment of the wine out of its own or third-party warehouse facilities. VWE pays depletion and marketing allowances to certain distributors, based on sales to their customers, or the allowance is netted against the purchase price.

Direct to Consumer: VWE sells its wine and other merchandise directly to consumers through wine club memberships, at wineries’ tasting rooms and through the internet. Wine club membership sales are made under contracts with customers, which specify the quantity and timing of future wine shipments. Customer credit cards are charged in advance of wine shipments in accordance with each contract. VWE recognizes revenue for these contracts at the time that control of the wine passes to the customer, which is generally at the time of shipment. Tasting room and internet wine sales are paid for at the time of sale. VWE transfers control and recognizes revenue for this wine when the product is either received by the customer (on-site tasting room sales) or upon the shipment to the customer (internet sales). Sales taxes are calculated based upon the customer’s location and are collected at the time of the sale and recorded in a sales tax liability account. Sales reporting requirements to the states are performed as required by the state and sales taxes are remitted to the government agencies when due.

VWE winery estates hold various public and private events for customers and their wine club members. Upfront consideration received from the sale of tickets or under private event contracts for future events is recorded as deferred revenue. VWE recognizes event revenue on the date the event is held.

Business-to-Business: This segment generates revenue primarily from the sale of private label wines and custom winemaking services. Annually, VWE works with its national retail partners to develop private label wines incremental to their wholesale channel businesses. Additionally, VWE provides custom winemaking and production services. These services are made under contracts with customers, which include specific protocols, pricing, and payment terms. The customer retains title and control of the wine during the production process. VWE recognizes revenue over time as the contract specific performance obligations are met. Additionally, VWE provides storage services for wine inventory of various customers. The customer retains title and control of the inventory during the storage agreement. VWE recognizes revenue over time for storage services, and when the contract specific performance obligations are met.

Other: Its other segment includes revenue from grape and bulk sales, storage services, and revenue under the Sales Pro LLC (“SalesPro”) and Master Class Marketing, LLC (“Master Class”) business line. VWE transfers control and recognize revenue for grape sales when product specification has been met and title to the grapes has transferred, which is generally on the date the grapes are harvested, weighed and shipped. VWE transfers control and recognizes revenue for wine and spirits bulk contracts upon shipment. SalesPro and Master Class revenue represents fees earned from off-premise tastings for third-party customers. These customers include other wine and beer brand owners and producers.

Income Taxes

Deferred income taxes are determined using the asset and liability method. Under this method, deferred income tax assets and liabilities are determined based on differences between the financial reporting and tax bases of assets and liabilities and are measured using the enacted tax rates and laws that will be in effect when the differences are expected to reverse. A valuation allowance is recorded when the expected recognition of a deferred income tax asset is considered to be unlikely.

VWE recognizes the tax benefit from an uncertain tax position only if it is more likely than not that the tax position will be sustained on examination by the tax authorities, based on the technical merits of the position. The tax benefit is measured based on the largest benefit that has a greater than 50% likelihood of being realized upon ultimate settlement. VWE recognizes interest and penalties related to income tax matters as a component of income tax expense.

Inventories

Inventories of bulk and bottled wines and spirits and inventories of non-wine products and bottling and packaging supplies are valued at the lower of cost using the FIFO method or net realizable value. Costs associated with winemaking, and other costs associated with the manufacturing of products for resale, are recorded as inventory. Net realizable value is the value of an asset that can be realized upon the sale of the asset, less a reasonable estimate of the costs associated with either the eventual sale or the disposal of the asset in question. Inventories are classified as current assets in accordance with recognized industry practice, although most wines and spirits are aged for periods longer than one year.

Goodwill and Intangible Assets

Goodwill represents the excess of consideration transferred over the estimated fair value of assets acquired and liabilities assumed in a business combination. VWE has three reporting units under which goodwill has been allocated. VWE conducts a goodwill impairment analysis annually for impairment, as of the end of the respective fiscal year, or sooner if events or circumstances indicate the carrying amount of the asset may not be recoverable.

VWE’s intangible assets represent purchased intangible assets consisting of both indefinite and finite lived assets. Certain criteria are used in determining whether intangible assets acquired in a business combination must be recognized and reported separately. VWE’s indefinite lived intangible assets, representing trademarks and winery use permits, are initially recognized at fair value and subsequently stated at adjusted costs, net of any recognized impairments. The indefinite lived assets are not subject to amortization. VWE’s finite-lived intangible assets, comprised of customer relationships, are amortized using a method that reflects the pattern in which the economic benefits of the intangible assets are consumed or otherwise used. If that pattern cannot be reliably determined, the intangible assets are amortized using the straight-line method over their estimated useful lives and are tested for impairment along with other long-lived assets. Amortization related to the finite-lived assets is included in selling, general and administrative expenses. Intangible assets are reviewed annually for impairment, as of the end of the reporting period, or sooner if events or circumstances indicate the carrying amount of the asset may not be recoverable.

Stock-Based Compensation and Stock Option Valuation

Stock-based compensation is reported at calculated fair value based on the grant date of the share-based payment. The Black-Scholes option-pricing model is used to estimate the calculated fair value of each option grant on the date of grant. VWE amortizes the calculated value to stock-based compensation expense using the straight-line method over the vesting period of the option.

As there has been no public market for the stock options VWE has granted, the grant date fair value of such awards has been determined by its board of directors with the assistance of management and an independent third-party valuation specialist. VWE believes its board of directors has the relevant experience and expertise to determine the fair value of its stock options. The grant date fair value of stock options was determined first by estimating its aggregate equity value using a weighting of discounted cash flows, comparable public companies, and comparable-transactions valuation methodologies. An option-pricing method, which utilizes certain assumptions including volatility, time to liquidation, a risk-free interest rate, and an assumption for a discount for lack of marketability, was then used to allocate its total equity value to its different classes of equity according to their rights and preferences. A discount for lack of marketability was applied to determine the stock option equity values. In determining the fair value of the stock options, the methodologies used to estimate its enterprise value were performed using methodologies, approaches, and assumptions consistent with the American Institute of Certified Public Accountants Accounting and Valuation Guide, Valuation of Privately-Held-Company Equity Securities Issued as Compensation (“AICPA Accounting and Valuation Guide”). The assumptions VWE uses in the valuation model are based on future expectations combined with management’s judgment. In the absence of a public trading market, its board of directors, with input from management, exercised significant judgment and considered numerous objective and subjective factors to determine the fair value of the stock options as of the date of each award, including the following factors:

•	independent valuations performed at periodic intervals by an independent third-party valuation firm;

•	its operating and financial performance, forecasts and capital resources;

•	current business conditions;

•	the hiring of key personnel;

•	the status of research and development efforts;

•	the likelihood of achieving a liquidity event for these stock options, such as an initial public offering or sale of its company, given prevailing market conditions;

•	any adjustment necessary to recognize a lack of marketability for the stock options;

•	trends and developments in its industry;

•	the market performance of comparable publicly traded technology companies; and

•	the U.S. and global economic and capital market conditions.

The dates of its valuation reports, which were prepared on a periodic basis, were not contemporaneous with the grant dates of its option awards. Therefore, VWE considered the amount of time between the valuation report date and the grant date to determine whether to use the latest valuation report for the purposes of determining the fair value of its options for financial reporting purposes. The additional factors considered when determining any changes in fair value between the most recent valuation report and the grant dates included, when available, the prices paid in recent transactions involving its Series A stock, as well as its operating and financial performance, current industry conditions and the market performance of comparable publicly traded companies. There were significant judgments and estimates inherent in these valuations, which included assumptions regarding its future operating performance, the time to completing an initial public offering or other liquidity event and the determinations of the appropriate valuation methods to be applied. If VWE had made different estimates or assumptions, its stock-based compensation expense, net loss and net loss per unit attributable to its member could have been significantly different from those reported in this consent solicitation statement/prospectus.

In valuing its units, VWE determined the equity value of its business by taking a weighted combination of the value indications using the income approach and the market comparable approach valuation methods.

Income Approach

The income approach estimates value based on the expectation of future cash flows a company will generate, such as cash earnings, cost savings, tax deductions and the proceeds from disposition. These future cash flows are discounted to their present values using a discount rate derived from an analysis of the cost of capital of comparable publicly traded companies in its industry or similar lines of business as of each valuation date. This weighted-average cost of capital discount rate, or WACC, is adjusted to reflect the risks inherent in the business. The WACC used for these valuations was determined to be reasonable and appropriate given its debt and equity capitalization structure at the time of each respective valuation. The income approach also assesses the residual value beyond the forecast period and is determined by taking the projected residual cash flow for the final year of the projection and applying a terminal exit multiple. This amount is then discounted by the WACC less the long-term growth rate.

Market Comparable Approach

The market comparable approach estimates value based on a comparison of the subject company to comparable public companies in a similar line of business. From the comparable companies, a representative market multiple is determined which is applied to its financial metrics to estimate the value of its parent or its subsidiary. To determine its peer group of companies, VWE considered winery and consumer product public companies and selected those most similar to VWE based on various factors, including, but not limited to, financial risk, company size, geographic diversification, profitability, growth characteristics and stage of life cycle.

In some cases, VWE considered the amount of time between the valuation date and the award grant date to determine whether to use the latest valuation determined pursuant to one of the methods described above or to use a valuation calculated by management between the two valuation dates.

Once VWE determined an equity value, VWE utilized the Black-Scholes Option Pricing Model (“BSOPM”) to allocate the equity value to its options. BSOPM values its options by creating call options on the respective equity value, with exercise prices based on the liquidation preferences, participation rights and strike prices. This method is generally preferred when future outcomes are difficult to predict and dissolution or liquidation is not imminent.

Recent Accounting Pronouncements

A description of recently issued accounting pronouncements that may potentially impact VWE’s consolidated financial position and results of operations is disclosed in Note 1 to VWE’s unaudited condensed consolidated financial statements included elsewhere in this Current Report on Form 8-K.

Emerging Growth Company Election

VWE is an “emerging growth company” as defined in Section 2(a) of the Securities Act. The JOBS Act permits companies with EGC status to take advantage of an extended transition period to comply with new or revised accounting standards, delaying the adoption of these accounting standards until they would apply to private companies. We have elected to use this extended transition period to enable us to comply with new or revised accounting standards that have different effective dates for public and private companies until the earlier of the date we (i) are no longer an emerging growth company or (ii) affirmatively and irrevocably opt out of the extended transition period provided in the JOBS Act. As a result, our financial statements may not be comparable to companies that comply with the new or revised accounting standards as of public company effective dates, although we may decide to early adopt such new or revised accounting standards to the extent permitted by such standards.

In addition, we intend to rely on the other exemptions and reduced reporting requirements provided by the JOBS Act. Subject to certain conditions set forth in the JOBS Act and compliance with applicable laws, if, as an emerging growth company, we intend to rely on such exemptions, we are not required to, among other things: (a) provide an auditor’s attestation report on our system of internal control over financial reporting pursuant to Section 404(b) of the Sarbanes-Oxley Act of 2002; (b) provide all of the compensation disclosure that may be required of non-emerging growth public companies under the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010; (c) comply with any requirement that may be adopted by the Public Company Accounting Oversight Board regarding mandatory audit firm rotation or a supplement to the auditor’s report providing additional information about the audit and the financial statements (auditor discussion and analysis); and (d) disclose certain executive compensation-related items such as the correlation between executive compensation and performance and comparisons of the Chief Executive Officer’s compensation to median employee compensation.

We will remain an emerging growth company under the JOBS Act until the earliest of (a) June 29, 2026, (b) the last date of our fiscal year in which we have total annual gross revenue of at least $1.07 billion, (c) the date on which we are deemed to be a “large accelerated filer” under the rules of the SEC or (d) the date on which we have issued more than $1.0 billion in non-convertible debt securities during the previous three years.

Quantitative and Qualitative Disclosures About Market Risk

Interest Rate Risk

VWE is subject to risk from interest rate fluctuations on borrowing due under the VWE credit facility, which bears interest at variable rates based on LIBOR plus applicable margins. In addition, as of March 31, 2021, VWE had convertible notes totaling $4.75 million and related party promissory notes in favor of the Rudd Trust and Patrick Roney totaling $9.5 million with variable interest rates. Assuming the rates for all of VWE’s variable rate borrowing increases by 1.0% as of March 31, 2021 due to normal market conditions, VWE’s interest expense will increase by approximately $3.2 million per annum, of which $0.1 million is associated with VWE’s related party promissory notes, which have since been paid in full in May 2021. While VWE has not designated its interest rate swap agreements as cash-flow hedges, VWE has entered into interest rate swap agreements as a means of managing its exposure to interest rate fluctuations on its variable rate obligations under its credit facility. At March 31, 2021, VWE had interest rate swap agreements, which convert an aggregate of $225.6 million of its variable rate debt to a fixed rate. As a result of its interest rate swap agreements, VWE expects the effective rate on $50.0 million, $50.0 million, $50.0 million, $46.8 million and $28.8 million of its indebtedness to be 2.25%, 2.92%, 2.34%, 0.71% and 0.78%, respectively, through dates ranging from March 2025 to July 2026. On April 12, 2021 the Company executed an agreement to amend and restate the June 2018 interest rate swap having a notional amount of $50 million at a fixed rate of 2.92% to a notional amount of $75 million at a fixed rate of 2.32%. For more details regarding VWE’s interest rate swap agreements, see Notes 6 and 16 to VWE’s unaudited condensed consolidated financial statements included elsewhere in this Current Report on Form 8-K.

Raw Material Price Risks

VWE depends, in part, on third parties for its supply of raw materials. The price, quality and availability of grapes, the principal raw material used by VWE, is subject to fluctuations as a result of domestic supply and demand. Climate change, agricultural and other factors, such as wildfires, disease, pests, extreme weather conditions, water scarcity, biodiversity loss and competing land use, could adversely impact the price, quality and quantity of grapes available to VWE for the production of wine VWE does not generally conduct futures transactions and is exposed to price fluctuations in its grape supply as dictated by changes in domestic price trends.